AllianceBernstein International Growth Fund, Inc.
Exhibit 77C

811-08426


77C-Matters submitted to a vote of security holders


A Special Meeting of Shareholders of AllianceBernstein International Growth Fund, Inc. ("AIGF") was held on May 13, 2005. A description of each proposal and number of shares voted at the meeting are as follows:

                               Shares           Shares           Shares
                               Voted For        Voted Against    Abstained
Proposal 1
Elimination of fundamental
investment policy to invest
at least 65% of the Fund's
total assets in equity
securities that are issued
by enterprise that are
undergoing, or have undergone
privatization.                 12,321,944       752,678           1,410,854

Proposal 2(a)
Amendment of fundamental
restriction on concentrating
investments in an industry.    12,197,875       885,471           1,402,130

Proposal 2(b)
Elimination of fundamental
restriction on investing in
warrants.                      12,054,504       979,340           1,451,632

Proposal 2(c)
Amendment of fundamental
policy regarding senior
securities and borrowing
money.                         11,953,491       1,020,003         1,511,982

Proposal 2(d)
Elimination of fundamental
policy on senior securities.   11,973,259       995,338           1,516,879

Proposal 2(e)
Amendment of fundamental
policy on investment in
real estate and companies
that deal in real estate.      12,265,279       783,483           1,436,714

Proposal 2(f)
Elimination of fundamental
policy prohibiting joint and
joint several participation
in securities trading
accounts.                      11,959,203       1,068,912         1,457,362

Proposal 2(g)
Elimination of the fundamental
restriction regarding short
sales and collateral.          11,884,637       1,160,870         1,439,970

Proposal 2(h)
Elimination of fundamental
restriction on investing for
the purpose of exercising
control.                       12,007,877       994,094           1,483,505

Proposal 2(i)
Elimination of fundamental
restriction on investing in
oil, gas or other mineral
exploration or development
programs.                      12,271,785       819,491           1,394,200

Proposal 2(j)
Elimination of fundamental
restriction on purchasing
securities on margin.          11,782,428       1,275,796         1,427,252

Proposal 2(k)
Elimination of fundamental
restriction on pledging,
hypothecating, mortgaging or
otherwise encumbering fund
assets, except to secure
permitted borrowings.          11,751,741       1,288,485         1,445,250

Proposal 2(l)
Amendment of the Fund's
fundamental policy regarding
investment in commodities,
commodity contracts and
futures contracts.             11,951,709       1,058,087         1,475,680

Proposal 2(m)
Reclassification of the Fund's
investment objective as
non-fundamental.               11,747,516       1,257,668         1,480,292